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Pricing Supplement Dated September 19, 2001                      Rule 424(b) (5)
(To Prospectus dated May 22, 2001)                            File No. 333-60766
No. 002
CUSIP No. 74835NAK1

                            QUESTAR PIPELINE COMPANY
                     Fixed Rate Medium-Term Notes, Series B

         We are hereby offering to sell Notes having the terms specified below to you with the assistance of Merrill Lynch & Co., Banc One Capital Markets, Inc. and U.S. Bancorp Piper Jaffray, acting as agents, at an offering price of 100% of the Principal Amount.

PRINCIPAL AMOUNT:         $80,000,000   ORIGINAL ISSUE DATE: September 26, 2001

AGENTS' DISCOUNT
OR COMMISSION:               $500,000   STATED MATURITY DATE: September 26, 2011

NET PROCEEDS TO COMPANY:  $79,500,000   INTEREST PAYMENT DATES: June 1st  and
                                        December 1st, commencing December 1,
                                        2001.
INTEREST RATE: 6.57% per annum

OPTIONAL REDEMPTION:

     The Notes may be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus twenty-five (25) basis points, plus in each case accrued interest thereon to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a date count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

      "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.


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Questar Pipeline Company -  Fixed Rate Medium-Term Notes, Series B

Pricing Supplement Dated September 19, 2001

No. 002


OPTIONAL REDEMPTION CONTINUED:

     "Reference Treasury Dealer" means each of Merrill Lynch Government Securities Inc., Banc of America Securities LLC, Banc One Capital Markets, Inc. and U.S. Bancorp Piper Jaffray, or their affiliates which are U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

     Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

REPAYMENT:

     Except as set forth under the redemption provisions above, the Notes may not be repaid prior to the Stated Maturity Date.

OTHER PROVISIONS:

     The Notes are offered at 100% of the Principal Amount.

     The Notes are offered in Book-Entry form.

DISCLOSURES:

     The ratio of earnings to fixed charges for the year ended December 31, 1997 in the Prospectus should be 4.06.

NAME OF AGENT:                   Principal Amount
                                 ----------------

     Merrill Lynch & Co.              $30,000,000

     Banc One Capital Markets, Inc.    25,000,000

     US Bancorp Piper Jaffray          25,000,000
                                       ----------

                                      $80,000,000
                                      ===========